Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise East Coast Opportunistic REIT, LLC of our report dated April 30, 2018, relating to our audit of the financial statements of Fundrise East Coast Opportunistic REIT, LLC as of and for the year ending December 31, 2017.

/s/ RSM US LLP

McLean, Virginia

April 30, 2018